Exhibit 18.1

July 5, 2007

MedQuist Inc.

1000 Bishops Gate Blvd, Suite 300
Mount Laurel, NJ 08054

Ladies and Gentlemen:

We have audited the consolidated balance sheets of MedQuist Inc. and subsidiaries (the “Company”) as of December 31, 2005, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and other comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and have reported thereon under date of July 5, 2007. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2005.

As stated in Note 10 to those consolidated financial statements, the Company changed its method of applying an accounting principle for the annual goodwill impairment test by changing the impairment test date from the second quarter to the fourth quarter. The Company has deemed this newly adopted method of applying an accounting principle to be preferable in the circumstances because the impairment test date aligns with the Company’s normal business process for updating the Company’s strategic plan and forecasts, which is finalized each year in the fourth quarter. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP